SWK Holdings Corporation Announces Financial Results for Third Quarter 2024

Conference Call Scheduled for Friday, November 15, 2024, at 09:00 a.m. CST

Corporate Highlights
•Third quarter 2024 GAAP net income was $3.5 million, compared with GAAP net income of $4.5 million for the third quarter 2023.
•Third quarter 2024 finance receivables segment adjusted non-GAAP net income was $5.0 million, compared with adjusted non-GAAP net income of $5.8 million for the third quarter 2023.
•As of September 30, 2024, net finance receivables were $255.9 million, a 14.4% increase from September 30, 2023.
•The third quarter 2024 effective yield was 14.6%, a 60 basis points increase from third quarter 2023.
•As of September 30, 2024, GAAP book value per share was $22.94, a 3.7% increase from $22.11 on September 30, 2023.
•As of September 30, 2024, non-GAAP tangible financing book value per share was $20.42, a 5.9% increase from $19.28 on September 30, 2023.
•Year-to-date through November 8, 2024, SWK has repurchased approximately 340,000 shares of stock for a total cost of $5.8 million.

Dallas, TX, November 14, 2024 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2024.
"For the third quarter 2024, SWK’s core Finance Receivables segment reported a 10.3% increase in revenue to $9.5 million compared to the same period in the prior year. SWK’s finance segment generated $5.2 million of pre-tax GAAP net income and $5.0 million of adjusted non-GAAP net income.
SWK CEO Jody Staggs said "During the quarter, we closed an up to $11.0 million royalty financing with Relief Therapeutics and signed an amendment with existing borrower Eton Pharmaceuticals to provide $25.7 million of additional capital to support Eton’s acquisition of a rare disease therapeutic. Eton has publicly stated the acquisition is expected to close by year-end. We also anticipate closing an $8.0 million term loan to a core life science borrower in the next few weeks and are in discussions to advance additional capital to a performing borrower."
Mr. Staggs added, “In conjunction with our borrower partners we have made progress working through three non-accrual loans and anticipate resolution by year end. We believe the resolution of these non-accrual loans combined with the new financings and reduction in our diluted share count positions SWK for a strong 2025.”

Third Quarter 2024 Financial Results
For the third quarter 2024, SWK reported total revenue of $10.4 million, a 15.6% increase compared to $9.0 million for the third quarter 2023. The $1.4 million increase in revenue for the three months ended September 30, 2024 mainly consisted of a $0.9 million increase in Finance Receivables segment revenue and a $0.3 million increase in Pharmaceutical Development segment revenue.

Income before income tax expense for the quarter was $4.4 million and $4.1 million for the three months ended September 30, 2024 and 2023, respectively. Third quarter 2024 income before income tax expense benefited from a $1.4 million increase in consolidated revenue from interest and fees earned due to funding new loans and loan payoffs, an increase in other income of $0.5 million, and a reduction of depreciation and amortization expense of $0.5 million. These benefits were offset by an increase in the provision for credit losses of $1.2 million and an increase in interest expense of $0.9 million due to issuance of bonds in October of 2023.
GAAP net income for the quarter ended September 30, 2024, decreased to $3.5 million, or $0.28 per diluted share, from $4.5 million, or $0.36 per diluted share, for the third quarter 2023.
For the third quarter 2024, non-GAAP adjusted net income was $4.1 million, or $0.33 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $5.0 million, a decrease from $5.8 million for the third quarter 2023.
Total investment assets (defined as finance receivables, marketable investments, and warrant assets less the allowance for credit losses) totaled $258.7 million as of September 30, 2024, a 15.0% increase compared with total investment assets of $225.0 million as of September 30, 2023. The allowance for credit losses at quarter’s end totaled $14.3 million, an increase from $11.3 million in the third quarter of 2023.
GAAP book value per share was $22.94 as of September 30, 2024, a 3.7% increase compared to $22.11 as of September 30, 2023. Non-GAAP tangible financing book value per share totaled $20.42, a 5.9% increase compared to $19.28 at September 30, 2023. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.
Portfolio Status
During the third quarter, SWK closed a royalty monetization with Relief Therapeutics totaling $11.0 million, with $7.7 million advanced as of November 14, 2024. During the third quarter SWK advanced $2.5 million to Biolase to fund the Chapter 11 bankruptcy process with an additional $1.4 million funded to Biolase in October.
During the third quarter Epica made an $11.6 million payment to fully repay the loan. SWK continues to hold equity in Epica.
The third quarter 2024 realized yield was 13.8%, versus 14.7% for the same period of the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.
As of September 30, 2024, non-accrual finance receivables totaled $38.2 million. Of the $38.2 million, $15.8 million consisted of non-accrual financing to Biolase, Inc, $10.4 million consisted of non-accrual financing to Flowonix Medical, $4.5 million consisted of a loan to Exeevo, $3.6 million consisted of a royalty purchase to Ideal Implant, $2.4 million consisted of a royalty to Best ABT, Inc, and $1.5 million consisted of a loan to Trio Healthcare. SWK anticipates receiving partial or full repayment on the Biolase, Exeevo, and Trio loans over the next 90 days.
As of September 30, 2024, SWK had $39.0 million of unfunded commitments, including the $25.7 million unfunded commitment to Eton Pharmaceuticals. The $5.0 million unfunded commitment to Journey Medical became eligible to be drawn with the November 4th announcement of FDA approval of Emrosi.

Total portfolio investment activity for the three months ended September 30, 2024, and 2023 was as follows (in thousands):

	Three Months Ended September 30,
	2024	2023
Beginning Portfolio	$267,036	$224,468
Provision for credit losses	(1,264)	(223)
Interest paid-in-kind	455	293
Investment in finance receivables	10,290	5,000
Loan discount and fee accretion	(131)	663
Change in marketable investments and warrant assets	146	(162)
Foreign currency remeasurement of finance receivable	1,042	(690)
Paydowns received on investments	(17,510)	(3,915)
Paydowns received on royalties	(1,379)	(483)
Ending Portfolio	$258,685	$224,951

Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended September 30, 2024 and 2023. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets, and foreign currency transaction gains and losses.

	Three Months Ended September 30,
	2024	2023
Net income	$3,468	$4,474
Add: Income tax expense (benefit)	906	(386)
Add: Enteris amortization expense	11	426
Subtract: Unrealized net (gain) loss on warrants assets	(47)	162
Subtract: Unrealized net gain on marketable investments	(6)	—
Add: Foreign currency transaction (gains) losses	(251)	76
Adjusted income before income tax (benefit) expense	4,081	4,752
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$4,081	$4,752
In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, (iv) (gain) loss on remeasurement of contingent considerable, and (v) foreign currency (gains) losses.

Finance Receivables Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended September 30, 2024 and 2023. The table eliminates Enteris operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on equity securities, amortization of Enteris intangible assets, foreign currency transaction (gains) losses and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended September 30,
	2024	2023
Non-GAAP net income	$4,081	$4,752
Add: Enteris operating loss, excluding amortization expense and change in fair value of contingent consideration	885	1,070
Adjusted Finance Receivable segment income before income tax expense	$4,966	$5,822
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$4,966	$5,822

Non-GAAP Tangible Finance Book Value Per Share
The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share as of September 30, 2024 and 2023. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended September 30,
	2024	2023
GAAP stockholder's equity	$283,431	$277,565
Diluted shares (1)	12,355	12,553
GAAP book value per share	$22.94	$22.11

Less: Deferred tax assets, net	(26,190)	(26,090)
Less: Intangible assets, net	(220)	(6,913)
Less: Goodwill	—	(8,404)
Less: Enteris property and equipment, net	(4,749)	(5,325)
Plus: Contingent consideration payable	—	11,200
Non-GAAP tangible finance book value	252,272	242,033
Diluted shares (1)	12,355	12,553
Non-GAAP Tangible book value per share	$20.42	$19.28
(1) Diluted shares computed as of quarter end.
Non-GAAP Financial Measures
This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).
Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.
In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.
Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.
These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.
Conference Call Information
SWK Holdings will host a conference call on Friday, Nov.15, 2024, at 9:00 a.m. CST, to discuss its corporate and financial results for the third quarter 2024.
Interested participants and investors may access the call via the numbers below:
a888-506-0062 (U.S.)
b973-528-0011 (International)
The participant Access Code is 282310 or ask for the SWK Holdings call

An archive of the webcast will remain available on the SWK Holdings’ website for 12 months, starting later that day. https://investors.swkhold.com/events
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.
Safe Harbor For Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:
Investor Relations and Media
Ira M. Gostin
775-391-0213
investorrelations@swkhold.com

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$17,178	$4,503
Restricted cash	—	733
Interest, accounts receivable and other receivables, net	6,420	4,729
Other current assets	1,610	1,904
Total current assets	25,208	11,869

Finance receivables, net of allowance for credit losses of $14,343 and $13,901 as of September 30, 2024 and December 31, 2023, respectively	255,904	274,504
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	755	48
Deferred tax assets, net	26,190	28,290
Warrant assets	2,026	1,759
Intangible assets, net	220	6,487
Property and equipment, net	4,816	5,438
Other non-current assets	3,410	3,109
Total assets	$321,279	$334,254

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and accrued liabilities	$2,874	$3,935
Deferred income	2,109	9
Total current liabilities	4,983	3,944

Contingent consideration payable	—	4,900
Unsecured senior notes, net	31,243	30,781
Revolving credit facility	—	12,350
Other non-current liabilities	1,622	1,964
Total liabilities	37,848	53,939

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,263,982 and 12,497,770 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	4,420,604	4,425,104
Accumulated deficit	(4,137,185)	(4,144,801)
Total stockholders' equity	283,431	280,315
Total liabilities and stockholders' equity	$321,279	$334,254

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Finance receivable interest income, including fees	$9,498	$8,608	$30,519	$27,146
Pharmaceutical development	628	315	1,711	616
Other	292	39	395	108
Total revenues	10,418	8,962	32,625	27,870
Costs and expenses:
Provision (benefit) for credit losses	1,385	223	10,777	(459)
Loss on impairment of intangibles assets	—	—	5,771	—
Interest expense	1,139	176	3,514	721
Pharmaceutical manufacturing, research and development expense	585	606	1,635	2,834
Change in fair value of acquisition-related contingent consideration	—	—	(4,900)	—
Depreciation and amortization expense	234	652	1,169	1,937
General and administrative expense	2,993	2,979	8,600	8,516
Income from operations	4,082	4,326	6,059	14,321
Other income (expense), net
Unrealized net gain (loss) on warrants	47	(162)	178	(745)
Unrealized net (loss) gain on marketable investments	(6)	—	12
Net realized gain on sale of marketable investments	—	—	495	—
Realized loss on sale of assets	—	—	(228)	—
Gain on revaluation of finance receivable	—	—	2,495	—
Realized and unrealized foreign currency transaction gains (losses)	251	(76)	775	426
Income before income tax expense	4,374	4,088	9,786	14,002
Income tax expense (benefit)	906	(386)	2,170	959
Net income	$3,468	$4,474	$7,616	$13,043

Net income per share
Basic	$0.28	$0.36	$0.61	$1.03
Diluted	$0.28	$0.36	$0.61	$1.02
Weighted average shares outstanding
Basic	12,318	12,539	12,417	12,703
Diluted	12,408	12,582	12,492	12,746

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$7,616	$13,043
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	10,777	(459)
Loss on impairment of intangible assets	5,771	—
Right-of-use amortization and cease use costs	339	244
Amortization of debt issuance costs	775	243
Deferred income taxes, net	2,100	915
Unrealized net gain (loss) of warrants	(178)	745
Net realized gain on exercise of warrants	(495)	—
Realized loss from sale of assets	228	—
Change in fair value of acquisition-related contingent consideration	(4,900)	—
Gain on revaluation of finance receivable	(2,495)	—
Foreign currency transaction gain	(459)	(375)
Unrealized gain on marketable investments	(12)	—
Loan discount amortization and fee accretion	(2,461)	(2,959)
Interest paid-in-kind	(1,359)	(1,826)
Stock-based compensation	708	369
Depreciation and amortization expense	1,169	1,937
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables	(1,691)	(1,317)
Other assets	30	(738)
Accounts payable, accrued expenses, and other non-current liabilities	(1,403)	(632)
Deferred income	2,100	(3)
Net cash provided by operating activities	16,160	9,187

Cash flows from investing activities:
Sale of finance receivables	—	13,942
Sale of marketable investments	574	—
Investment in finance receivables	(17,736)	(17,525)
Repayment of finance receivables	30,582	7,430
Corporate debt securities principal payments	20	26
Purchases of property and equipment	(50)	(299)
Net cash provided by investing activities	13,390	3,574

Cash flows from financing activities:
Net settlement for employee taxes on stock options	(43)	—
Net (payments on) proceeds credit facility	(12,350)	19,555
Payments for financing costs	(50)	(1,345)
Repurchases of common stock, including fees and expenses	(5,165)	(6,093)
Net cash (used in) provided by financing activities	(17,608)	12,117
Net increase in cash, cash equivalents, and restricted cash	11,942	24,878
Cash, cash equivalents, and restricted cash at beginning of period	5,236	6,156
Cash, cash equivalents, and restricted cash at end of period	$17,178	$31,034

Supplemental non-cash investing and financing activities:
Derecognition of right-of-use assets and operating lease liabilities upon termination of lease	$82	$—
Fair value of warrants received with finance receivables	$1,073	$822